SPEARS GRISANTI & BROWN LLC

                     CODE OF ETHICS AND PROFESSIONAL CONDUCT

                               (Revised May 2005)

FOREWORD

         Spears Grisanti & Brown LLC (the "Firm") has established this Code of Ethics and Professional Conduct to protect the reputation and integrity of the Firm and that of its managers, officers, Principals and employees (collectively, "Supervised Persons"), to assist its Supervised Persons in following uniform standards of ethical conduct and to ensure that the Firm will act in a manner that is consistent with the applicable requirements of the Investment Advisers Act of 1940, as amended (the "Advisers Act") and the rules and regulations that have been promulgated thereunder (the "Adviser Rules") and the Investment Company Act of 1940, as amended (the "Investment Company Act") and the rules and regulations that have been promulgated thereunder (the "Investment Company Rules"). References herein to specific rule numbers shall be references to Adviser Rules except as otherwise expressly stated.

         This Code of Ethics and Professional Conduct is intended to govern the actions and working relationships of the Firm's Supervised Persons with current or potential clients, fellow Supervised Persons, competitors, suppliers, government representatives, the media, and anyone else with whom the Firm has contact. In these relationships, the Firm's Supervised Persons must observe the highest standards of ethical conduct. The success of the Firm as a provider of investment advisory services is built upon the trust and confidential relationships maintained between the Firm and its clients; therefore, each of the Firm's Supervised Persons is expected in all business matters to place the interests of the Firm and its clients above his or her own self-interest.

         Our clients have entrusted us with the extraordinary responsibility of managing their assets to the best of our ability. As a consequence, we owe our clients, both as a matter of principle and as a matter of law, a fiduciary duty, that is, a duty of loyalty and a duty of care. In addition, as employees, managers, officers and Principals of the Firm, each of us owes a duty of loyalty to the Firm. Moreover, each of us is required to comply with certain express requirements of the Advisers Act and the Rules thereunder. This Code of Ethics and Professional Conduct describes our duties to our clients and the Firm, as well as our additional obligations under the Advisers Act and the Rules thereunder, and sets forth certain rules that have been adopted by the Firm with a view toward ensuring that the Firm and its Supervised Persons will fulfill such duties and obligations.

         All of the Firm's Supervised Persons must resolve any doubt as to the meaning of this Code of Ethics and Professional Conduct in favor of good, ethical and professional

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judgment.  It is  each  Supervised  Person's  responsibility  to  avoid  even an appearance of impropriety.

         As set forth in this Code of Ethics and Professional Conduct, it is the Firm's policy that both the Firm and its Supervised Persons comply with the law. However, the law prescribes a minimum standard of conduct; this Code of Ethics and Professional Conduct prescribes conduct which often exceeds the legal standard.

         This Code of Ethics and Professional Conduct is intended to satisfy the requirements of Rule 204A-1 (code of ethics) and Rule 206(4)-7 (compliance procedures and practices) and Investment Company Rule 17j-1 (code of ethics), and shall be interpreted and implemented in accordance with the requirements of such Rules.

The following principles apply to all Supervised Persons of the Firm:

A.   CONFIDENTIALITY

     1. Non-public information regarding the Firm or its businesses, employees, clients, suppliers, or vendors is confidential, and, except in connection with the performance of their duties at the Firm, Supervised Persons may neither disclose such information nor use it for trading in securities or for other personal gain during the time that they are, or after the time when they ceased to be, Supervised Persons.

     2. Public communication involving the Firm must have prior clearance from a Principal of the Firm or the Firm's Compliance Officer.

B.   SELF-INTEREST

         UNLESS OTHERWISE APPROVED IN WRITING BY THE FIRM'S COMPLIANCE OFFICER, SUPERVISED PERSONS ARE PROHIBITED FROM:

     1. Except in the case of non-employees, accepting employment or engaging in a business (including consulting and similar arrangements with competitor(s)) that may conflict with the performance of their duties or the Firm's interest.

     2. Soliciting or demanding, or accepting or agreeing to accept, anything of value from any person in conjunction with the performance of their duties at the Firm.

     3. Accepting personal fees, commissions, other compensation paid, or expenses paid or reimbursed from others, not in the usual course of the Firm's business, in connection with any business or transaction involving the Firm.


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     4.   Acting  on behalf of the Firm in any  material  transaction  involving others with whom Supervised Persons or their immediate families have any significant direct or indirect financial interest.

     5. Borrowing money from any client, supplier, or vendor unless the client, supplier, or vendor is a financial institution that makes such loans in the ordinary course of its business.

     6. Making any political contribution of money or other property on behalf of the Firm that would violate federal or state laws.

     7.   Engaging in excessive speculation, borrowing or gambling.

     8. Permitting the Firm's property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner.

     9. Except in the case of non-employees, providing the Firm's clients with legal or tax advice.

     10. Except in the case of non-employees, engaging or investing in any business, partnership, sole proprietorship, or joint venture which directly or indirectly competes with services provided by the Firm, except where such an investment represents insignificant ownership in a publicly traded company. The making of any investment is subject to Section A.1 of this Code of Ethics and Professional Conduct.

     11. Using confidential information about the Firm or its businesses, employees, clients, suppliers or vendors for personal benefit or disclosing such information to others outside of job duties.

     12.  Misusing the Firm's electronic message communications system.

     13.  Doing any of the above actions indirectly through another person.

         A Supervised Person may accept normal business amenities that facilitate the discussion of business, foster good business relations, or serve some other demonstrable business purpose. Gifts of nominal value may be accepted from present or prospective clients, suppliers, or vendors with whom a Supervised Person maintains an actual or potential business relationship. Discounts and price reductions not generally available to others are considered gifts. Employees may not accept cash gifts in any amount and must report any such attempted gift to the Firm's Compliance Officer. Further, Supervised Persons are expressly prohibited from soliciting, demanding or accepting anything of value with the intent to be influenced or rewarded in connection with any business transaction or relationship involving the Firm. The term "gift" does not include any discounts or programs that are available to all employees under a general offer that has been approved by the Firm's Compliance Officer.


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         Reasonable  entertainment may be engaged in between a Supervised Person and present or prospective clients, suppliers, or vendors. For purposes of this Code of Ethics and Professional Conduct, "reasonable entertainment" means entertainment, the purpose of which is to hold bona fide business discussions, and for which the expense would be paid by the Firm as a reasonable business expense if the Firm had paid the expense itself.

         If there is any question about the propriety or reasonableness of any entertainment, the Supervised Person should secure the approval of the Firm's Compliance Officer.

         All employees are expected to demonstrate the ability to properly manage their personal finances, particularly the prudent use of credit. Employees who encounter personal financial problems are encouraged to obtain counseling.

C.   HOLDING OFFICE/APPOINTMENTS

     1. The written approval of a Principal of the Firm or the Firm's Compliance Officer is needed before an employee may become a director, manager, officer or partner of any business organized for profit. If such service is on behalf of the Firm, the employee must turn over all compensation received by the employee for such service to the Firm other than reimbursement of out-of-pocket expenses.

     2. Employees are encouraged to participate in organizations which are involved in charitable, educational or community activities, and no approval is needed for involvement with such organizations.

     3. Employees are encouraged to participate in civic and political activities. An employee may hold a part-time elective or appointive office and may participate in political campaigns, including political fund raising activities, provided the employee receives the approval of a Principal of the Firm or the Firm's Compliance Officer based on the employee's full disclosure concerning the time involved and the compensation, if any, to be received. An employee's participation in political activities, particularly an employee's participation in political campaigns and/or political fund raising events, will be reviewed in light of the employee's position at the Firm and the degree of discretionary authority the employee may exercise in his or her position at the Firm, as well as the employee's personal relationship with the political candidate.

     4. Employees must avoid appointments, including fiduciary appointments, that may conflict with the performance of their duties for the Firm or otherwise interfere with their employment relationship with the Firm. All fiduciary and other appointments, except those on behalf of the employee's immediate family members, must be approved by a Principal of the Firm or the Firm's Compliance Officer prior to the employee's acceptance of the appointment.

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D.   INTERNAL ACCOUNTING CONTROLS; MAINTENANCE OF RECORDS

     INTERNAL ACCOUNTING CONTROLS

     1. It is the legal responsibility of the Firm to develop and maintain systems of internal accounting controls that permit the preparation of its financial statements in accordance with applicable laws, rules and accounting principles.

     2. No one shall, directly or indirectly, knowingly falsify or cause to be falsified any book, record or account of the Firm. This includes expense accounts, approval of invoices submitted by suppliers or vendors, records of transactions with clients, records of disposition of company assets or any other record.

     MAINTENANCE OF RECORDS

     1. The Firm will maintain and preserve books and records as described in the Adviser Rules, including, without limitation, Rule 204-2, and the Investment Company Rules, including, without limitation, Investment Company Rule 17j-1.

     2. The Firm shall keep all such books and records in a secure location, to which access is limited to authorized personnel.

     3. In the case of records stored on electronic media storage, the Firm shall take such steps as may be necessary to reasonably safeguard such records from loss, alteration or destruction, including, but not limited to, limiting access to such electronic records to specifically approved personnel using passwords that are changed periodically and maintaining a duplicate copy thereof to the extent required by Rule 204-2(g)(iii). In addition, in order to ensure the accuracy of any electronic reproduction of non-electronic records, the Firm shall only permit such reproductions to be made by specifically approved and trained Firm personnel or by specifically approved vendors.

E.   TRADING IN THE STOCK OF THE FIRM'S CLIENTS, SUPPLIERS, OR VENDORS

     CLIENT SECURITIES

     1. No Supervised Person may invest in the securities of a client of the Firm if the client's securities are publicly traded and the Supervised Person has non-public information concerning the client at the time of the proposed investment.


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     SUPPLIER OR VENDOR SECURITIES

     2. No employee may invest in the securities of a supplier or vendor if the employee participates or is expected to participate in or is responsible for decisions involving business transactions with the supplier or vendor or if the securities are publicly traded and the employee has non-public information about the supplier or vendor at the time of the proposed investment. If an employee has an existing investment in the securities of a supplier or vendor of the Firm and such employee participates or is expected to participate in or is responsible for decisions involving business transactions with the supplier or vendor, the employee shall promptly disclose the investment to the Firm's Compliance Officer and shall refrain from further participation in such decisions unless expressly authorized in writing by a Principal of the Firm or by the Firm's Compliance Officer. An employee may make an insubstantial investment in the publicly traded securities of a supplier or vendor even though such employee participates or is expected to participate in or is responsible for decisions involving the supplier or vendor if the employee obtains the prior approval of a Principal of the Firm or the Firm's Compliance Officer.

F.   COMPLIANCE

     1. Each Supervised Person of the Firm shall act on the Firm's behalf in a manner that complies with all laws and regulations under which the Firm must operate, including, without limitation, the Federal securities laws. Any Supervised Person who becomes aware, either directly or indirectly, of a violation of a law involving a breach of trust by a Supervised Person must report the violation promptly to the Firm's Compliance Officer.

     2. If a Supervised Person becomes aware of or suspects embezzlement, false entries in the Firm's records, false statements to the Firm's regulators, false statements by a client (where the Supervised Person knows that the client's statement is false or has reason to inquire as to its falseness), or any fraud or potential fraud, or other criminal violation involving the Firm, its Supervised Persons or clients, such Supervised Person must immediately contact the Firm's Compliance Officer.

     3. A Supervised Person who is charged with or convicted of a crime must report the event to the Firm's Compliance Officer.

G.   FIDUCIARY DUTY TO THE FIRM'S CLIENTS

         The Advisers Act imposes a fiduciary duty upon the Firm, which means that the Firm owes the Firm's clients a duty of loyalty and a duty of care.


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     Under the duty of care, the Firm is obligated:

     1. to exercise a high degree of care in evaluating investment alternatives, in making investment recommendations to the Firm's clients and, when applicable, in exercising its discretionary power to make investments on behalf of the Firm's clients;

     2. to ensure that all information provided to the Firm's clients is accurate in all material respects;

     3. to ensure that all recommendations to the Firm's clients and, if applicable, the investments made by the Firm on behalf of the Firm's clients, are suitable in light of each client's needs, financial circumstances and investment objectives; and

     4.   to  obtain  best   execution  for  the  Firm's   clients'   securities
          transactions where the Firm is in a position to direct brokerage transactions.

         In conformity with the requirements of the duty of care, we have adopted the following policies and procedures:

     PORTFOLIO MANAGEMENT:

          o Investment decisions with respect to client portfolios shall only be made by duly authorized investment managers of the Firm.

          o We will maintain records as to each of our client's investment objectives and periodically review the portfolios of each such client with a view toward ensuring consistency with such objectives.

          o We will maintain records as to any proxy voting instructions that have been given to us by our clients and we shall vote any proxies in accordance with such instructions and otherwise in accordance with the Firm's Policies and Procedures on Proxy Voting, a copy of which is attached hereto as Exhibit A.

     TRADING PRACTICES:

          o We will process our clients' securities transactions through personnel of the Firm who are trained in the processing of such transactions and who are charged with the responsibility of processing such transaction in a timely and efficient manner.

          o In order to obtain best execution of our clients' securities transactions where the Firm is in a position to direct brokerage transactions, we will effect such transactions through brokers that have been pre-approved by the Firm and we will periodically review the price at which our clients' securities transactions are effected and the commissions that are charged

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

               in connection therewith, in each case with a view toward confirming that such transactions were effected in conformity with our reasonable expectations.

          o We will only enter into soft dollar arrangements with brokers that conform with the requirements of Section 28(e) of the Securities Exchange Act of 1934, and we will maintain records of all such arrangements. We will disclose any such arrangement in
               Item 12 of our Form ADV Part II.

     ACCURACY OF INFORMATION:

          o Our account statements will be prepared by Firm personnel who are trained in the preparation of such statements and we will periodically review certain of such statements on a test basis with a view toward ensuring that such statements are accurate. In addition, copies of any reports of any inaccuracies in such statements shall be delivered to the Firm's Compliance Officer, who shall investigate the cause of such inaccuracy and take such further action as may be warranted in the circumstances with a view toward ensuring that the cause of such inaccuracy will be rectified.

          o We will maintain records as to our own valuation of the assets of the accounts of our clients and shall compare such records with those of the custodian of the assets of such accounts to ensure the accuracy thereof. The calculation of the fees that are payable in respect of such assets, to the extent that they are based upon the value of such assets, shall be made by qualified personnel of the Firm, and the Firm's Compliance Officer, or his or her designee shall periodically test certain of the statements rendered by the Firm to confirm the accuracy of the fees charged therein.

          o Our Form ADV, our advertising and our correspondence with our clients will be prepared or reviewed by duly authorized and trained personnel, and we will periodically review the disclosures therein with a view toward ensuring the accuracy thereof. Any advertising shall be prepared and published in conformity with the Firm's Policies and Procedures on Advertising, a copy of which is attached hereto as Exhibit B.

          o We will promptly advise our clients of the occurrence of any of the events that are set forth in Rule 206(4)-4.

     SAFEGUARDING OF CLIENT ASSETS:

          o The Firm shall not maintain physical custody of any assets of any client. The Firm will not direct the withdrawal or transfer of any client assets from the custodian thereof unless it is expressly authorized to do so in writing by such client, and then, except where payment of the funds or securities withdrawn or transferred is to be made directly to the client,


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               only if such  withdrawal or transfer is approved by two employees of the Firm who have been authorized in advance in writing to direct such withdrawals or transfers.

          o If the Firm is deemed to have custody of any assets of a client, such as by reason of having authority to transfer any of such assets away from the custodian thereof to pay the Firm's fees or otherwise, it shall comply with the requirements of Rule 206(4)-2.

     PRIVACY PROTECTION:

          o In order to ensure the protection of our client records and information, the Firm has adopted and will comply with the requirements of the Firm's Policies and Procedures Concerning Privacy, a copy of which is attached hereto as Exhibit C.

     BUSINESS CONTINUITY

          o In order to ensure that our clients' interests will not be placed at risk as a result of our inability to provide advisory services after a natural disaster, a terrorist attack, the death of key personnel or a similar event, the Firm has adopted and will comply with the requirements of the Firm's Business Continuity Plan, a copy of which is attached hereto as Exhibit D.

     Under the duty of loyalty, employees are obligated:

     1.   always to act in the best interests of the Firm's clients;

     2.   to render disinterested and impartial advice to the Firm's clients;

     3. to avoid engaging in any activity that conflicts with the interests of the Firm's clients; and

     4.   to disclose to the Firm's clients any potential conflict of interest.

         In conformity with the requirements of the duty of loyalty, the Firm has advised its clients in Part II of the Firm's Form ADV, which is provided to each client, that any employee may, from time to time, engage in securities transactions that are the same as or similar to those that the Firm has recommended to its clients or has effected for their accounts. However, while such disclosure makes it permissible for each employee to engage in securities transactions that are the same as or similar to those that we are recommending to the Firm's clients or are effecting for their accounts, employees can never:

     1. engage in "front running," which means that an employee cannot purchase (or sell) securities for his or her own account prior to recommending the purchase or sale of such securities to, or purchasing (or selling) such securities for, the Firm's clients if such employee's purchases (or sales)

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          might  disadvantage the Firm's clients by causing them to purchase (or sell) such securities at a possible higher (or lower) price than the employee might pay (or receive) as a result of his or her own purchases (or sales) of such securities; or

     2. misappropriate an investment opportunity, which means, by way of illustration, that an employee cannot purchase securities for his or her own account if such purchase would preclude or hinder the Firm's clients from purchasing securities that the Firm would have otherwise recommended to them.

         Similarly, under the duty of loyalty, the Firm and its employees cannot favor one client over another. Thus, the Firm's employees must endeavor to spread unique investment opportunities amongst the Firm's clients in a fair manner; and, while the aggregation of trades is permissible, the Firm and its employees must take care to ensure that the savings that are realized from such aggregation are fairly allocated amongst the Firm's clients. To this end, we will maintain records of any such unique investment opportunities as well as the aggregation of trades, and the Compliance Officer shall periodically review certain of such transactions with a view toward ensuring that such unique investment opportunities and aggregated trades have been fairly allocated amongst our clients. In addition, investment opportunities arising in connection with initial public offerings shall be allocated in accordance with the Firm's Initial Public Offering Allocation Policy and Procedures, a copy of which is attached hereto as Exhibit E.

         The duty of loyalty also imposes a duty upon the Firm itself not to accept any compensation for directing trades to a particular broker except in the very narrow circumstances under which the payment of so-called "soft dollars" is permitted under Section 28(e) of the Securities Exchange Act of 1934, as amended.

H.       SPECIFICALLY PROHIBITED CONDUCT

         In addition to imposing a fiduciary duty upon the Firm and its employees, the Advisers Act and/or the Rules expressly prohibit the Firm and its employees from:

          o purchasing any security from, or selling a security to, a client for the account of the Firm or for the account of an employee of the Firm, without the express consent of the client;

          o engaging in false or misleading advertising, including the use of testimonials and certain references to past recommendations;

          o    receiving   performance   fees   (except  in  certain   specified
               circumstances);

          o making payments to outside solicitors, except in compliance with certain specific requirements;


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          o    engaging in any insider trading.

         To ensure that the Firm and its employees will not inadvertently engage in any of these specifically prohibited transactions, the Firm has adopted the following rules:

     1. The Firm and its employees may not purchase (or sell) a security from (or to) a client for the account of the Firm or for any account in which an employee of the Firm has a Beneficial Interest without the prior approval of the Firm's Compliance Officer. For purposes of this Code of Ethics and Professional Conduct, an employee will be deemed to have a "Beneficial Interest" in an account, in a security or in a transaction, if any of the following persons or entities has the opportunity to profit or share directly or indirectly in any profit derived from such account, security or transaction:

          o    the employee himself or herself;

          o any member of the employee's immediate family sharing the same household;

          o    any partnership as to which the employee is a general partner;

          o any corporation or similar entity in which the employee owns securities if the employee is a controlling shareholder of the entity and has or shares investment control over the entity's portfolio; or

          o any trust as to which (a) the employee is the trustee and such employee or any member of his immediate family is a beneficiary,
               (b) the employee is a beneficiary and controls or shares control of the trust's investments, or (c) the employee is a settlor, has the power to revoke the trust without the consent of another person and shares investment control over the trust's investments.1

     2. Pursuant to the Firm's Policies and Procedures relating to Advertising, a copy of which is attached as Exhibit B to this Code of Ethics and Professional Conduct, all advertising by the Firm (which includes any written communication that is to be sent to more than one person) will be reviewed by the Firm's Compliance Officer prior to the dissemination thereof.

     3. The Firm will not accept any performance fees except pursuant to arrangements that have been approved by the Firm's Compliance Officer.
______________________________
1 The applicable rule under the Act defines the term "Beneficial Interest" by reference to Rule 16a-1(a)(2) of the rules and regulations promulgated under the Exchange Act of 1934, to which reference should be made if there is any question as to whether an employee has a Beneficial Interest in any transaction or security. The term "immediate family" includes children, grandchildren, parents, grandparents, parents-in-law, siblings-in-law and children-in-law.

     4. The Firm will not engage any outside solicitors except pursuant to arrangements that have been approved by the Firm's Compliance Officer and that comply with the requirements of Rule 206(4)-3.

     5. Each employee of the Firm will be required to read and agree to abide by the Firm's Written Policy on Insider Trading, a copy of which is attached as Exhibit F to this Code of Ethics and Professional Conduct.

I.   PERSONAL SECURITIES TRANSACTIONS

         The Advisers Act and the Investment Company Act expressly require that the Firm maintain records with respect to the securities holdings of, and each security transaction that is entered into by, the Firm or any "Access Person" of the Firm. A Supervised Person of the Firm is an "Access Person" if he or she possesses knowledge about the Firm's investment recommendations, about the purchases and sales of securities by the Firm's clients or regarding the portfolio holdings of any Reportable Fund (as defined below). Under applicable rules, any director/manager or officer of the Firm is presumed to be an "Access Person." For purposes of this Code of Ethics and Professional Conduct, a "Reportable Fund" means (i) any fund that is registered under the Investment Company Act for which the Firm serves as an investment adviser or (ii) any fund that is so registered whose investment adviser or principal underwriter controls, is controlled by or is under common control with the Firm (as "control" is defined in Section 2(a)(9) of the Investment Company Act).

         In order to ensure compliance with the relevant Advisers Rules and Investment Company Rules:

     1. Each employee of the Firm (and any other Access Person of the Firm), not later than 10 days after such employee's employment commences (or the date that such person becomes an Access Person) and at least once every year thereafter, shall be required to report the information set forth below to the Firm's Compliance Officer, which information must be current as of a date not more than 45 days prior to the date on which such employee's employment commenced (or the date on which such person became an Access Person) or of such annual report:

          o the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, and the number of shares and principal amount of all securities in which the person has a direct or indirect Beneficial Interest (as defined above);

          o the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held, either directly or indirectly, for the benefit of such person; and

          o    the date that the report is submitted by such person;

PROVIDED, HOWEVER, that such person need not make a report with respect to any account over which the person has no direct or indirect influence or control.

         2. Each employee of the Firm (and any other Access Person of the Firm) must provide a securities transaction report to the Firm's Compliance Officer within 30 days of the end of each calendar quarter which sets forth, as to each transaction involving a security in which the person had, or as a result of the transaction, acquired a Beneficial Interest (as defined above):

          o the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, and the number of shares and principal amount of each security involved in a securities transaction that was effected during such quarter;

          o the nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

          o    the price at which the transaction was effected;

          o the name of the broker, dealer or bank with or through which the transaction was effected; and

          o    the date such person submits the report;

PROVIDED, HOWEVER, that a person need not report (i) any transactions effected in any account over which such person has no direct or indirect influence or control, (ii) any transaction effected pursuant to an automatic investment plan (such as a dividend reinvestment plan), or (iii) any transaction in any of the following securities: direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, shares issued by open-end investment companies that are registered under the Investment Company Act (other than Reportable Funds), and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds (other than Reportable Funds). In addition, such quarterly report shall contain, with respect to any account established during the quarter by the Access Person in which any securities were held for the direct or indirect benefit of the Access Person, the name of the broker, dealer or bank with whom the Access Person established the account and the date the account was established.

         If no reportable securities transaction in which any such person has a direct or indirect Beneficial Interest occurred during the prior quarter, that fact must be stated in the quarterly securities transaction report.

         An employee of the Firm (and any other Access Person of the Firm) may satisfy the foregoing reporting requirement by supplying or directing his or her broker to supply to the Firm's Compliance Officer copies of confirmations of all personal securities transactions or copies of all periodic statements for all securities accounts as to which such person has a direct or indirect Beneficial Interest, provided that such confirmations or statements are delivered to the Firm's Compliance Officer within 30 days of the end of the applicable quarter.

         In order to comply with the Act and the Rules, and to ensure that the personal securities transactions of employees of the Firm (and any other Access Person of the Firm) will not even have the appearance of a conflict of interest, the Firm has adopted the following restrictions on, and requirements relating to, personal investing activities:

          1. No employee of the Firm (and any other Access Person of the Firm) may execute a transaction relating to an Investment Security (as defined below), as to which the employee has or would have a Beneficial Interest, on a day when, to the actual knowledge of such employee or Access Person, the Firm has a trade pending for the accounts of its clients in that same security unless or until
               (a) such trade is executed or withdrawn or (b) such trade is executed simultaneously with that as to which such person has or would have a Beneficial Interest.

          2. Each employee of the Firm must obtain the written approval of a disinterested Principal prior to effecting any transaction involving an Investment Security as to which the employee has or would have a Beneficial Interest; PROVIDED, -------- however, that such prior approval shall not be required with respect to transactions involving Investment Securities of companies with a market capitalization in excess of $2.5 Billion, provided that
               (a) such transaction involves less than 1% of the average trading volume during the preceding 10 days, and (b) the employee certifies that, to the best of his knowledge, (i) such security is not followed or traded for client accounts and (ii)
               consideration is not then being given to a proposal that such security should be purchased for the account of or by clients of the Firm. For purposes of this Code of Ethics and Professional Conduct, an "Investment Security" shall mean an equity security of a company whose securities are listed for trading in the United States. Copies of any such written approvals and employee certifications shall be promptly provided to the Firm's Compliance Officer.

          3. No employee of the Firm (or any other Access Person of the Firm) may acquire a Beneficial Interest in any security that is being offered in an initial public offering without the prior approval of the Firm's Compliance Officer.

          4. No employee of the Firm (or any other Access Person of the Firm) may acquire a Beneficial Interest in any security in a private placement without the prior approval of the Firm's Compliance Officer.

J.                ADMINISTRATION

          1. The Firm shall appoint a Compliance Officer who will be responsible for the administration of this Code of Ethics and Professional Conduct. Employees shall refer all questions on this Code of Ethics and Professional Conduct to the Compliance Officer. The Firm's Compliance Officer may act through a designee if and to the extent deemed appropriate by such Compliance Officer.

          2. The Compliance Officer shall review the personal securities reports of the Firms' Access Persons to assess compliance with the policies of this Code of Ethics and Professional Conduct with respect to personal securities transactions and holdings.

          3. Whenever disclosure or approval is required by this Code of Ethics and Professional Conduct, Supervised Persons shall promptly make a written report with a full account of the circumstances to the Firm's Compliance Officer.

          4. All Supervised Persons of the Firm must sign an Acknowledgment confirming that they have read and understood this Code of Ethics and Professional Conduct and the Exhibits thereto, including the Written Policy on Insider Trading, and that they agree to comply in all respects with this Code of Ethics and Professional Conduct, including such policy. New Supervised Persons shall receive a copy of this Code of Ethics and Professional Conduct as a part of their employee orientation (or, in the case of non-employees, when they become Supervised Persons) and shall be required to sign such an Acknowledgment promptly after they have become Supervised Persons. Copies of any amendments to this Code of Ethics and Professional Conduct shall be provided to, and acknowledged by, all Supervised Persons.

          5. All Supervised Persons must promptly complete and return a certification of compliance with this Code of Ethics and Professional Conduct in accordance with annual compliance certification procedures established by the Firm.

          6. Each Supervised Person is responsible for reporting to the Firm's Compliance Officer any activity that may violate this Code of Ethics and Professional Conduct, whether the activity involves the Supervised Person or another Supervised Person of the Firm.

          7. The Compliance Officer shall review, no less frequently than annually, the adequacy of this Code of Ethics and Professional Conduct, and the policies and procedures described herein, as well as the effectiveness of the implementation thereof, and shall maintain records evidencing the conduct of such review. During the course of such review, the

               Compliance Officer shall consider any compliance matters that arose during the previous year, any changes in the business activities of the Firm, and any changes in the Advisers Act or the Rules that might suggest a need to revise this Code of Ethics and Professional Conduct.

          8. The Firm shall review, no less frequently than annually, the adequacy of the policies and procedures established by this Code of Ethics and Professional Responsibility and the effectiveness of the implementation thereof, including the effectiveness of the Compliance Officer in implementing such policies and procedures and monitoring compliance therewith, and shall maintain records evidencing the conduct of such review.

                                                                       EXHIBIT A

                           SPEARS GRISANTI & BROWN LLC

                      PROXY VOTING POLICIES AND PROCEDURES

         This document sets forth the policies and procedures of Spears Grisanti & Brown LLC (the "Firm") regarding the exercise of its authority to vote proxies on behalf of clients.

I.       BACKGROUND

         These Proxy Voting Policies and Procedures are designed to ensure that the Firm complies with the Investment Advisers Act of 1940 (the "ADVISERS ACT") and Rule 206(4)-6 thereunder. Under the Advisers Act, an adviser owes each of its clients duties of care and loyalty with respect to all services undertaken on the client's behalf, including proxy voting. To satisfy its duty of care, an adviser with proxy voting authority must monitor corporate events and must, except in unusual circumstances, vote proxies.1 To satisfy its duty of loyalty, an adviser must ensure that no conflict of interest interferes with the adviser's ability to vote proxies in a client's best interests. Rule 206(4)-6 under the Advisers Act requires all federally registered investment advisers that exercise voting authority over client proxies to adopt policies and procedures reasonably designed to ensure that the adviser votes proxies in the best interests of its clients.

         These Proxy Voting Policies and Procedures apply whenever a client has, whether implicitly or expressly, granted the Firm the authority to vote proxies on its behalf. In some cases, the client's agreement with the Firm expressly provides that the Firm shall have the power to vote proxies. Where the client has entrusted the Firm with full discretionary authority over its account, the grant of discretionary authority implicitly includes the authority to vote proxies.

II.      POLICIES

         A.       GENERAL PRINCIPLES

         The Firm votes proxies with respect to securities held in a client's account in the manner that it believes is in that client's best interests. Unless otherwise instructed by a client, the Firm believes that the maximization of the value of a client's investments constitutes the client's best interests.

___________________________
1 If it is in a client's best interest not to vote a proxy, such as where the cost of voting the proxy would exceed any benefit to the client, proxy voting may not be required. For example, if voting a proxy on a foreign security would require the hiring of a translator, the costs of casting an educated vote might very well exceed any benefit to the client. However, outside of unusual circumstances such as these, an adviser's duty of care requires the voting of proxies.

         The Firm's policies with respect to certain specific types of voting decisions are set forth below. Where it is in a client's best interests, the Firm will deviate from the general approaches summarized below.2

         B.       ROUTINE PROPOSALS (GENERALLY VOTE WITH MANAGEMENT)

         In the following routine matters, the Firm generally votes in the manner recommended by an issuer's management. The Firm believes that management is usually in the best position to evaluate routine proposals in an effective manner.

         However, the Firm will not follow management's recommendation where, in the judgment of the Firm, circumstances suggest that management's recommended vote will not maximize the value of a client's investment. Examples of circumstances that may lead the Firm to vote against the recommendation of management, even in a routine matter, are noted below.

         1.       ELECTION OF DIRECTORS

         Although the Firm generally votes in the manner recommended by the company's current directors, it may vote against the recommended slate of directors in circumstances such as the following:

          o    contested elections;

          o    the poor performance of a nominee; or

          o where the election of management nominees appears likely to compromise the independent judgment of the board of directors.

         2.       SELECTION OF INDEPENDENT AUDITORS

         Although the Firm generally votes in favor of the auditors selected by management, it may vote against management in circumstances such as the following:

          o where there is a change in auditors based upon a disagreement over accounting policy; or

          o where non-audit fees make up a disproportionately large portion of the fees paid to the recommended auditor.

________________________
2 In most cases, a security for which proxies are being sought is held in more than one client account. In those circumstances, the Firm typically votes all client proxies in the same manner. However, where clients' objectives differ or where Firm employees who are responsible for managing client accoutns reach different conclusions as to the advisability of a particular proposal, the Firm may not exercise its voting authority uniformly across accounts. For example, a short-term gain attributable to a merger transaction may be in the best interests of a client with a short time horizon, while the same merger transaction may not be in the best interests of a shareholder with a long-term time horizon.

          3.   REINCORPORATION

         Although the Firm generally votes in favor of a reincorporation proposed by management, it may vote against management where the reincorporation results in a move to a jurisdiction with fewer legal protections for shareholders or anti-takeover statutes that could adversely affect share value by discouraging potential acquirers.

          4.   STOCK SPLITS

         The Firm generally votes in favor of management proposals to increase the number of authorized common shares in connection with a proposed stock split, provided that the proposal will not result in an increase of the number of authorized but unissued shares after giving effect to the proposed stock split.

          5.   DIRECTOR INDEMNIFICATION

         Although the Firm generally views director indemnification as a routine matter in which the judgment of management can be respected, it may vote against proposed indemnification provisions in circumstances in which the proposed indemnification is overly broad, after taking into account the need to recruit qualified directors.

          6.   STOCK REPURCHASE PLANS

         The Firm generally votes in favor of stock repurchase plans because it views them as an effective way to maximize shareholder value. However, the Firm may vote against a proposed stock repurchase plan if the proposal thereof appears to be intended to discourage potential acquirers rather than maximize shareholder value.

         C.       EQUITY-BASED COMPENSATION PLANS (CASE-BY-CASE CONSIDERATION)

         The Firm generally supports equity compensation plans that are reasonably designed to align the interests of employees and executives with those of shareholders. However, the Firm may oppose an equity-based compensation plan if, among other things, it would (i) cause excessive dilution of existing shareholders or (ii) be likely to provide compensation in excess of that required to recruit and retain qualified employees and executives.

         D.       CORPORATE  STRUCTURE,  SHAREHOLDER  RIGHTS  AND  ANTI-TAKEOVER
                  MEASURES  (GENERALLY  VOTE  AGAINST  ANTI-TAKEOVER   MEASURES;
                  EVALUATE OTHER MEASURES ON A CASE-BY-CASE BASIS)

         The Firm believes that a client's interest in an equity investment is generally maximized when an issuer does not adopt measures that have the effect of discouraging potential acquirers, and the Firm will, therefore, generally vote against proposals that would tend to discourage potential acquirers. However, the Firm recognizes that some measures, such as authorizing additional stock, may maximize shareholder value for business purposes unrelated to any anti-takeover effect, and the Firm will support such measures on a case-by-case basis.

         The Firm generally VOTES IN FAVOR of the following proposed actions if the Firm believes that the actions would be likely to achieve a worthwhile business purpose apart from discouraging potential acquirers:

          o    Authorization of "blank check" preferred stock;

          o    Increase in authorized stock; or

          o    Stock repurchases.

         The Firm generally VOTES IN FAVOR of proposed actions that would tend to increase the power of minority shareholders, such as the following actions:

          o    Implementing cumulative voting;

          o    Removing super-majority voting requirements;

          o Removing barriers to shareholder action (such as bylaws or charter provisions that limit the right of shareholders to call a special meeting or act by written consent); or

          o Requiring that shareholder rights plans ("Poison Pills") be subject to a shareholder vote.

         The Firm generally VOTES AGAINST proposed actions that would tend to discourage potential acquirers without achieving other business objectives apart from the anti-takeover effect, such as the following actions:

          o    Implementing a staggered board; or

          o    Implementing a "Poison Pill" shareholder rights plan.

         E.       SOCIAL POLICY ISSUES (GENERALLY VOTE WITH MANAGEMENT)

         The Firm generally votes with management on issues that primarily concern social or ethical considerations, such as shareholder proposals to disclose or amend certain business practices. The Firm believes that it can best maximize the value of its clients' investments by relying on management to evaluate issues that primarily raise social or ethical considerations.

III.     PROCEDURES

         The Firm's procedures are designed with two primary objectives. First, the procedures are designed to ensure that any material conflicts of interest raised by a particular proxy vote are identified and that the proxy in question is voted in each client's best interests. Second, the procedures are designed to ensure that the Firm produces and retains proxy voting records as required by rules under the Advisers Act.

         These procedures are implemented by Dorothy Buthorn (the "PROXY COORDINATOR), in cooperation with those employees of the Firm who have voting authority or investment discretion over client accounts for which proxy materials have been received ("ACCOUNT MANAGERS"). The activities of the Proxy Coordinator and the Account Managers with regard to the voting of proxies are reviewed by Vance C. Brown, Principal (the "PROXY SUPERVISOR").

         A.       RESPONSIBILITIES OF THE PROXY COORDINATOR

         All proxy materials received by the Firm are forwarded to the Proxy Coordinator. The Proxy Coordinator is responsible for the following tasks:

               1.   MAINTAINING PROXY RECORDS

         All proxy materials received by the Firm are to be noted by the Proxy Coordinator in the Firm's "PROXY LOG." The Proxy Log contains the following information: (i) the security for which a proxy is sought, (ii) the deadline for voting the proxy, (iii) the client account or accounts holding the security,
(iv) whether the Firm has authority to vote the proxy, (v) whether a material conflict exists with regard to the matters raised by the proxy materials and a description of the actions taken with respect to such conflict, (vi) the date the proxy was voted, (vii) a record of the vote(s) made and (viii) a record of the basis on which votes were made.

         In addition to maintaining the Proxy Log, the Proxy Coordinator is responsible for maintaining files containing (i) these Proxy Voting Policies and Procedures, (ii) a copy of each proxy statement received regarding client securities (unless such proxy statements are available on the EDGAR system of the Securities and Exchange Commission or maintained by a third party such as a proxy voting service that has undertaken to provide a copy of the documents promptly upon request), (iii) a copy of any document created by the Firm that was material to deciding how to vote proxies on behalf of a client or that memorializes the basis for that decision and (iv) a copy of all written requests from clients regarding the voting of proxies on behalf of the client and a copy of any written response to such requests.3

               2.   FORWARDING PROXY MATERIALS TO THE RELEVANT ACCOUNT MANAGER

         The Proxy Coordinator is responsible for ensuring that all proxy materials are delivered to the appropriate Account Manager and for notifying the Account Manager of the time within which the proxy must be voted.

               3.   RESPONDING TO CLIENT REQUESTS REGARDING PROXIES

         Rule 206(4)-6 requires the Firm, upon request by a client, to provide the client with information regarding how the Firm voted with respect to securities held in the client's account and a copy of these Proxy Voting Policies and Procedures. The Proxy

___________________________
3 The maintenance of these records are required by paragraph (c)(2) of Rule 204-2 under the Advisers Act.

Coordinator is responsible for ensuring that all such information is provided to clients upon their request.

         B.       RESPONSIBILITIES OF ACCOUNT MANAGERS

               1.   DETERMINING WHETHER THE FIRM HAS VOTING AUTHORITY

         Once the Account Manager has received the proxy materials from the Proxy Coordinator, the Account Manager is responsible for determining whether the Firm has voting authority with respect to the securities for which proxies are sought and notifying the Proxy Coordinator of such determination.

               2.   IDENTIFYING POTENTIAL CONFLICTS

         The Account Manager is responsible for reviewing the Potential Conflict List (as defined below) in order to determine whether a potential conflict exists with respect to the subject matter of the proxy materials. The "Potential Conflict List" is a list that identifies (a) all companies or other persons as to which the Firm or its decision makers have a direct or indirect material interest and (b) the nature of such interest (e.g., the company, or its chief executive officer, is a significant client of the Firm). The Account Manager shall assist and supervise the Proxy Coordinator in maintaining the Potential Conflict List.

               3.   ENSURING THAT MATERIAL CONFLICTS ARE HANDLED APPROPRIATELY

         If a matter to be voted upon involves a company or other person that appears on the Potential Conflict List, the Account Manager must so advise another individual who is a Principal or officer of the Firm and the Proxy Coordinator. The Account Manager must then determine, in consultation with another Principal or officer of the Firm, whether or not a material conflict of interest is presented by the matter to be voted upon. If it is determined that a material conflict of interest exists, the Account Manager (in consultation with the Proxy Supervisor or another Principal or officer if the Account Manager is also the Proxy Supervisor) shall take one of the following steps:

(i) promptly contact the client in writing to describe the conflict presented and vote the proxy in accordance with the client's instructions;

(ii) vote the proxy in the manner that the Account Manager believes is in the client's best interest, provided that it can be shown that such vote is against the Firm's interest or the interest of the relevant interested party;

(iii) vote the proxy in a manner that is recommended by an independent third party (such as a large institutional shareholder with interests that appear to be aligned with the client or a proxy voting service such as Institutional Shareholder Services); or

(iv) in extraordinary circumstances, abstain from voting the proxy.

               4.   EVALUATING PROXY MATERIALS AND VOTING PROXIES

         The Account Manager is responsible for evaluating the matters on which a vote is requested and for voting the proxy in a manner that is in the best interests of the client, after taking into consideration the Firm policies outlined in Section II hereof.

               5.   PROVIDING INFORMATION TO THE PROXY COORDINATOR

         Promptly after voting the proxy, the Account Manager must advise the Proxy Coordinator of (i) the manner in which the proxy was voted, (ii) the date on which it was voted, (iii) the basis for such vote and (iv) whether a material conflict existed with regard to the matters raised by the proxy materials and, if applicable, a description of the actions taken with respect to such conflict. If applicable, the Account Manager must also provide the Proxy Coordinator with a copy of any document created by the Firm that was material to deciding how to vote proxies on behalf of a client or that memorializes the basis for that decision.

         C.       RESPONSIBILITIES OF THE PROXY SUPERVISOR

         Periodically, and at least annually, the Proxy Supervisor shall:

               o    review the Proxy Log to ensure that it is complete;

               o review client files and proxy records with a view toward ensuring that the Proxy Log has accurately recorded the presence or absence of voting authority and that proxies are being voted in accordance with these Proxy Voting Policies and Procedures;

               o review the proxy records maintained by the Proxy Coordinator to ensure that records of the voting of the proxies are being maintained in accordance with the procedures set forth in Section IIIA.1 hereof;

               o review the Potential Conflict List to ensure that it is accurate and up-to-date; and

               o ensure that the Firm has disclosed to clients how they may obtain information about how the Firm voted with respect to their securities and has described to clients the Firm's voting policies and procedures.

         In addition, the Proxy Supervisor is responsible for ensuring that any potential client conflict is addressed in accordance with these procedures and in a manner that puts the client's interests first.

                                                                       EXHIBIT B

                           SPEARS GRISANTI & BROWN LLC
                 POLICIES AND PROCEDURES RELATING TO ADVERTISING

         The  maintenance of the reputation of Spears  Grisanti & Brown LLC (the
"Firm") for honesty in its relationships with its clients and prospective clients is essential to the Firm's future success. For this reason, the Firm must exercise extraordinary care to ensure that its communications to its clients and the public are accurate and complete, do not contain any potentially misleading information, are based upon solid factual data and do not contain promises or predictions as to future results. In addition, the Securities and Exchange Commission (the "SEC") has expressly prohibited certain types of advertising, including testimonials and, except in certain specified circumstances, references to past specific recommendations. TO ENSURE PRESERVATION OF ITS REPUTATION AND COMPLIANCE WITH THE REQUIREMENTS OF THE SEC, THE FIRM HAS DETERMINED THAT ALL ADVERTISING AND SOLICITATION MATERIALS (INCLUDING ANY WRITTEN COMMUNICATION ADDRESSED TO MORE THAN ONE PERSON) MUST BE SUBMITTED TO THE FIRM'S COMPLIANCE OFFICER FOR REVIEW AND APPROVAL PRIOR TO THE DISSEMINATION THEREOF.

         In addition, in accordance with the requirements of the SEC, the Firm's Compliance Officer will keep and maintain the following records that relate to advertising:

     o A copy of each notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the Firm circulates or distributes, directly or indirectly, to more than 10 persons (other than persons connected with the Firm).

     o A copy of each written communication that the Firm sends to any client or prospective client relating to any recommendation made or proposed to be made or any advice given or proposed to be given, together with the names and addresses of each person, if any, to whom such communication was specifically addressed; PROVIDED, HOWEVER, that if the Firm sends or otherwise delivers any such communication to more than 10 persons, the Firm is not required to keep a record of the names and addresses of the persons to whom it was sent; except that if such communication is distributed to persons named on any list, the Firm is required to retain with the copy of such communication a memorandum describing the list and the source thereof.

     o Copies of any records or documents, including internal working papers, that are necessary to establish the basis for or demonstrate the calculation of the performance or rate of return of any or all managed accounts or securities recommendations in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the Firm circulates or distributes, directly or indirectly, to 10 or more persons (other than persons connected with the Firm). The Compliance

          Officer need not keep a copy of any account records that are used to calculate the performance of managed accounts so long as the Firm keeps copies of all account statements for its clients and such account statements reflect all debits, credits and other transactions for each account period.

     o A copy of each Part II of the Firm's Form ADV, and any amendment thereof, that is delivered to any prospective client, together with a record of the date of delivery.

                                                                       EXHIBIT C

                           SPEARS GRISANTI & BROWN LLC

                   POLICIES AND PROCEDURES CONCERNING PRIVACY

INTRODUCTION

         At Spears Grisanti & Brown LLC (the "Firm"), protecting the privacy of our Client's personal information is one of our most important jobs. Our clients trust us with their financial and other personal information and we are committed to respecting their privacy and safeguarding that information.

         This document sets forth the procedures adopted by the Firm to protect our clients' privacy and to ensure compliance with Regulation S-P promulgated by the United States Securities and Exchange Commission. Pursuant to Regulation S-P, investment advisers registered with the SEC, among others, are required (i) to develop and adopt policies with respect to the disclosure of nonpublic personal information about consumers, (ii) to develop and adopt procedures for the protection of such consumer information, (iii) to deliver to those individuals who become customers, at the time they become customers, a notice that describes the then current privacy policies and procedures and (iv) to provide on an ongoing basis an annual notice that describes the then current privacy policies and procedures. A more detailed description of Regulation S-P is attached to these Policies and Procedures Concerning Privacy as Appendix A.

         All employees of the Firm are required to be familiar with the Firm's Policies and Procedures Concerning Privacy and are responsible for compliance with those procedures that apply to their activities. A violation of the procedures set forth herein by an employee may cause the Firm to be in violation of Regulation S-P and may be grounds for dismissal of such employee.

         The Firm's Policies and Procedures Concerning Privacy will be updated periodically, as appropriate. Employees are required to be familiar with any changes made to these Policies and Procedures Concerning Privacy and are responsible for complying with the procedures set forth herein on an ongoing basis, as those procedures may change from time to time.

         The Firm's Compliance Officer is responsible for ensuring that the employees of the Firm comply with the procedures set forth herein. In order to ensure that these procedures are complied with, the Compliance Officer will conduct a formal audit of such compliance no less often than annually. In addition, the Compliance Officer will, on an ongoing basis, regularly spot-check compliance. Any questions with respect to the procedures set forth in this manual should be directed to the Firm's Compliance Officer.

CLIENT INFORMATION

         USE AND STORAGE OF CLIENT FILES

         At the time of the establishment of a new account for a client of the Firm, the Firm creates a separate file for that client. Each client's file consists of a correspondence file and a monthly statement and confirmations file and contains copies of the records that are required by law to be maintained with respect to that client's account, as well as the information the Firm requires in order to adequately and appropriately service that client's account.

         Client files that are less than two years old are not to be removed from the offices of the Firm.

         Monthly statement and confirmations files that are more than two years old may be sent to the Firm's off-site storage facility. Correspondence files are to remain at the offices of the Firm at all times. Access to the Firm's off-site storage facility is restricted to certain authorized personnel. To arrange for a transfer of client files to the Firm's off-site storage facility, you must complete a file transfer form and submit it to the Compliance Officer. If information is required to be retrieved from the Firm's off-site storage facility, a request for such information must be completed and submitted to the Compliance Officer.

         Certain client information is stored on the Firm's computer network, which is password protected. No client information shall be downloaded or otherwise transferred from the Firm's computer network to an unsecured computer and no client information that has been saved on a computer disk shall be removed from the Firm's offices.

         CHANGES TO CLIENT INFORMATION

         From time to time, clients may wish to change or update information in their files. No employee shall make any change to client information without verifying the identity of the requesting party. If a change request is made by telephone, the employee acting on such change request shall verify the identity of the requesting party. If the requesting party is not personally known to the employee, the employee shall verify the name, address, social security number and account number of the requesting party. Change requests made in writing must be signed by the client and the signature of the client shall be compared to a specimen signature in the client's file. No change to a client's information will be made at the request of a person who is not the client or a legal guardian of the client.

         REQUESTS FOR CLIENT INFORMATION

         From time to time, the Firm may receive requests from third parties (such as accountants or lawyers) for information relating to a client. In the event that such a request is received, it shall be directed to the employee responsible for that client's account. No client information will be released to a third party unless the client has expressly authorized such release. The client's authorization may be written or verbal, provided that a verbal authorization must be followed up with a written confirmation. In the case of a verbal authorization given over the telephone, the employee responsible for the client's account shall not release any client information if there is any doubt as to the identity of the person giving such authorization.

DELIVERY OF PRIVACY NOTICES

         A copy of the Firm's Privacy Notice shall be delivered to each client of the Firm at the time an account is opened for that client. As part of the procedure followed in establishing client accounts, each client shall be required to acknowledge, in writing, receipt of the Firm's Privacy Notice.

         A copy of the Firm's Privacy Notice shall also be delivered to each client annually, at a time selected by the Firm's Compliance Officer.

         In the event that (i) the Firm's Privacy Policy changes, (ii) a client subscribes for any additional services with the effect that the copy of the Firm's Privacy Notice that was most recently delivered to such client is no longer accurate or (iii) for any other reason, the copy of the Firm's Privacy Notice that was most recently delivered to any client is no longer accurate, an updated or otherwise corrected Privacy Notice shall be delivered to such client promptly.

         A copy of the Firm's current form of Privacy Notice is set forth in Appendix B hereto.

E-MAIL

         No employee is to send any e-mail that contains personal financial information about any client of the Firm. In particular, do not send any e-mail that contains account numbers, account balances, information with respect to trades made on behalf of a client or any other account information. If a client sends an e-mail that contains any such information, employees should not reply to that e-mail. Rather, either call the client on the telephone or send the client a new e-mail that does not contain any personal financial information about the client.

         Employees should not ask or encourage clients to send any personal information to the Firm via e-mail. Clients should be advised that e-mail may not be secure and that information should be sent to the Firm in another, secure, fashion.

THIRD-PARTY SERVICE AGREEMENTS

         From time to time, the Firm enters into agreements with unaffiliated third parties who provide services to the Firm. In connection with these agreements, the Firm may be required to make information about our clients available so that the services we are contracting for can be provided. Where that is the case, the Firm will not engage any third party to provide such services unless that third party agrees that it will not disclose or use any information about the Firm's clients that is provided or otherwise made available to such third party by the Firm other than to carry out the purposes for which the Firm disclosed or made available such information. Where there is a written agreement to provide such services, that written agreement must contain the following paragraph, or language of similar effect:

         Adviser and the Service Provider agree that each shall take all steps reasonably necessary to comply with applicable laws and regulations, including, without limitation, the Gramm-Leach-Bliley Act and Regulation S-P, requiring the protection of nonpublic personal information about Adviser's customers. The Service Provider agrees that it shall not use or disclose any information relating to Adviser's customers provided or otherwise made available to the Service Provider by Adviser for any purpose other than to carry out the purposes for which Adviser provided or otherwise made available such information. Adviser and the Service Provider agree that, to the extent either has not already done so, each shall adopt policies and procedures that comply with the provisions of the Gramm-Leach-Bliley Act and Regulation S-P for the protection of the nonpublic personal information of Adviser's customers and shall create and maintain physical, electronic and procedural safeguards to guard such information.

In the preceding paragraph, the word "Adviser" is used to refer to the Firm.

ACCESS TO THE FIRM'S OFFICES; VISITORS

         Access to the Firm's offices is restricted to authorized personnel, including employees of the Firm, authorized visitors and authorized maintenance personnel. A receptionist is generally on duty between the hours of 8:30 AM and 5:30 PM. When there is no receptionist on duty, the office will be locked.

         All visitors to the Firm are to be escorted during the time that they are inside the Firm's offices. No visitor is to be left unattended in any location where he or she is not within sight of an employee of the Firm. If an employee sees an unescorted visitor in the Firm's offices, the employee should ask the visitor who he or she is visiting and escort the visitor either to that person's office or to the reception area.

DOCUMENT DISPOSAL

         Any document that contains any identifiable information about any client of the Firm is to be shredded prior to being disposed of. This includes, without limitation, any document that contains the name of a client (even if no other information about the client is contained in the document) or from which the identity of a client can be deduced or any information about a client can be obtained.

DAILY ACTIVITIES

         Prior to disposing of any document, the employee disposing of such document shall examine it to determine whether it is to be shredded prior to disposal. If a document is to be shredded prior to disposal, the employee disposing of such document shall do so.

DISPOSAL OF RECORDS

         Certain client records that are more than five years old may no longer be required to be maintained by the Firm. In the event that the Firm elects to dispose of any client records, any documents so disposed of that contain any identifiable information about any client of the Firm are to be shredded prior to being disposed of.

COMPUTER NETWORK

         The Firm has taken steps to protect the security of its computer network and to ensure that client information that is stored on the network will not be corrupted or lost. Among other things, the Firm's computer network cannot be accessed by any person who has not been registered as a user and granted a password. In addition, the Firm blocks access to certain Internet sites to maintain the integrity of the Firm's computer network. No employee shall take any action that might compromise the security of the Firm's computer system. In particular, no employee shall disclose his or her password to any person who is not an employee of the Firm. All employees are expected to take appropriate steps to keep their passwords confidential.

         The security and reliability of the Firm's computer network will be tested on a regular basis. In addition, the Firm will regularly assess the adequacy of the security measures in place and developments in technology to determine whether changes should be made. The Firm has designated Craig Winter, of Teracom Networks, Inc., as the person responsible for the Firm's computer system.

                                   APPENDIX A

DESCRIPTION OF REGULATION S-P

         EFFECTIVE DATE Regulation S-P became effective on November 13, 2000. Compliance with Regulation S-P became mandatory as of July 1, 2001.

         PURPOSE AND SCOPE Regulation S-P applies to brokers, dealers and investment companies, as well as to investment advisers that are registered with the SEC (referred to collectively herein as "financial institutions"), and governs the treatment of nonpublic personal information about individuals who obtain financial products or services primarily for personal, family or household purposes. Regulation S-P does not apply to information about companies or about individuals who obtain financial products or services primarily for business, commercial or agricultural purposes.

         Regulation S-P (i) requires financial institutions to provide notices to their customers (as defined in Regulation S-P) describing the financial institutions' privacy policies and practices, (ii) sets forth conditions which must be met before financial institutions may disclose nonpublic personal information about customers and about consumers (as defined in Regulation S-P) to nonaffiliated third parties and (iii) requires that financial institutions allow customers and consumers to "opt out" of disclosure of their nonpublic personal information to nonaffiliated third parties. Regulation S-P also requires that financial institutions put in place procedures for the protection of the nonpublic personal information of customers and consumers.

         NONPUBLIC PERSONAL INFORMATION, CUSTOMERS AND CONSUMERS Nonpublic personal information, as defined in Regulation S-P, is personally identifiable financial information (i.e., any information about a consumer obtained in connection with providing a financial product or service) and any list, description or other grouping of consumers (and publicly available information pertaining to them) that is derived using any such personally identifiable information that is not publicly available.1 Under Regulation S-P, individuals who obtain financial products or services may be either "customers" or
"consumers". A consumer is defined by Regulation S-P as "an individual who obtains or has obtained a financial product or service2 ... that is to be used primarily for personal, family, or household purposes, or that individual's legal representative." A customer is a consumer who "has a customer relationship" with a financial institution. A customer relationship is "a continuing relationship between a consumer and [a financial institution] under which [the financial institution] provide[s] one or more financial products or

__________________________
1 Thus, nonpublic personal information may include information that is otherwise publicly available, such as names and addresses, if it is derived, in whole or in part, using personally identifiable financial information that is not publicly available, such as account numbers. The determiniation as to whether personal information is "nonpublic personal information" as defined in regulation S-P is fact specific and must made with care in each instance.
2 "Financial Product or Service" is defined as "any product or service that a financial holding company could offer by engaging in an activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company act of 1956 (12 U.S.C. 1843(k))." Activities that are "financial in nature" under Section 4(k) of the Bank Holding Company include, among others, dealing in securities and providing investment advice.

services to the consumer that are to be used primarily for personal, family or household purposes."3

         LIMITS ON DISCLOSURE Regulation S-P provides that (subject to certain exceptions) a financial institution may not disclose any nonpublic personal information about a consumer to a nonaffiliated third party4 unless the financial institution (i) provides the consumer with an initial notice (discussed below), (ii) provides the consumer with an opt out notice (discussed below) and (iii) provides the consumer with a reasonable opportunity (generally, thirty days) to opt out before any disclosure is made (and unless the consumer does not opt out). Regulation S-P also imposes limits on redisclosure of information received by financial institutions from other financial institutions.5

         INITIAL, ANNUAL AND ONGOING NOTICE REQUIREMENTS Regulation S-P requires that financial institutions provide a clear and conspicuous6 initial notice that accurately reflects the institution's privacy policies and practices (i) to each individual who becomes a customer when the customer relationship is established (subject to certain exceptions that allow for a later delivery of the notice) and (ii) to a consumer before disclosing any nonpublic personal information about the consumer to a nonaffiliated third party (subject to certain exceptions for disclosure that is necessary to effect a transaction or administer an account).

         In addition to the initial notice requirement, Regulation S-P requires that financial institutions provide to customers a clear and conspicuous notice that accurately reflects the institution's privacy policies and practices no less often than annually during the continuation of the customer relationship.

         Regulation S-P also requires that financial institutions deliver a revised privacy notice to an existing customer if the customer obtains a new financial product or service and, as a result, the privacy notice that was most recently provided to that customer no longer accurately reflects the institution's privacy policies or practices with respect to that customer.

         Finally, Regulation S-P requires that financial institutions provide a consumer a clear and conspicuous opt out notice affording such consumer an opportunity to opt out of disclosure, and

________________________________
3 Again, the determination as to whether or not an individual, or class of individuals, (i) is a consumer and (ii) has a continuing relationship such as to be considered a customer, is fact specific and must be made with care in each instance.
4 An affiliate is, generally, any company that controls, is controlled by or is under common control with a financial institution. A nonaffiliated third party is, generally, any person other than (i) an affiliate or (ii) a person employed jointly by a financial institution and a company that is not an affiliate.
5 One of the exceptions that allows a financial institution to disclose nonpublic personal information about a consumer to a nonaffiliated third party without affording the consumer an opportunity to opt out of such disclosure is where the nonaffiliated third party performs services for, or functions on behalf of, the financial institution and the nonaffiliated third party has entered into a contractual agreement that prohibits disclosure for use of the information other than for the purposes for which such information was disclosed. For the purposes of complying with this exception, joint marketing and service agreements that were in effect as of July 1, 2000 were required to be brought into compliance with such exception (i.e., be amended so as to prohibit, if they did not already, the disclosure or use of nonpublic personal information) by July 1, 2002.
6 It should be noted that Regulation S-P provides specific guidance with respect to what will be considered "clear and conspicuous".

that such consumer not elect to opt out, prior to disclosing any nonpublic personal information about the consumer.

         PRIVACY NOTICE CONTENT Regulation S-P sets forth specific requirements as to the content of the privacy notice that must be delivered. Depending upon the practices of a particular financial institution with respect to disclosure of nonpublic personal information, the privacy notice may be required to state, among other things, (i) the categories of nonpublic personal information that are collected, (ii) the categories of nonpublic personal information that are disclosed, (iii) the categories of affiliates and nonaffiliated third parties to whom information is disclosed, (iv) the categories of nonpublic personal information about former customers that are disclosed, and to whom, (v) an explanation of the right to opt out of disclosure, if it is applicable and (vi) a description of the financial institution's policies and practices with respect to protecting the confidentiality and security of nonpublic personal information. The requirements with respect to the content of privacy notices vary with the information disclosure practices of the specific financial institution; thus, the determination as to what should be included in any particular notice is fact specific and must be made with care in each instance.

         OPT OUT NOTICE CONTENT If a financial institution is required to deliver an opt out notice, the notice must accurately explain the right to opt out of information disclosure. The notice must (i) state that the financial institution discloses or reserves the right to disclose nonpublic personal information to nonaffiliated third parties, (ii) state that the consumer has the right to opt out of such disclosure, and (iii) provide a reasonable means by which the consumer may exercise the opt out right. A reasonable means by which to exercise the opt out right may include, among other things, including a reply form with the opt out notice, providing a means of opting out over the Internet or providing a toll-free telephone number. A reasonable means does not include requiring the consumer to write his or her own letter in order to opt out.

         NOTICE DELIVERY REQUIREMENTS Privacy and opt out notices must be provided in such a manner as to ensure that each individual entitled to receive such a notice can reasonably be expected to receive actual notice in writing or electronically (if the individual has agreed to receive information electronically). Examples of when it can reasonably be expected that a notice will be received include hand delivery of a printed copy, mailing of a printed copy to a last known address or, for an individual who conducts transactions electronically, posting the notice conspicuously on a Web site. It is not reasonable to expect that a notice will be received if it is merely posted in a branch or main office, advertised in publications or delivered via e-mail to an individual who does not obtain products or services electronically.

         PRIVACY PROTECTION PROCEDURES Regulation S-P requires that financial institutions adopt policies and procedures that address administrative, technical and physical safeguards for the protection of customer records and information. These policies and procedures must be reasonably designed to (i) ensure the security and confidentiality of customer records and information,
(ii) protect against anticipated threats or hazards to the security or integrity of customer records and information and (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer.

                                   APPENDIX B

                                 PRIVACY POLICY

Protecting your privacy is a core value of our business. You trust us with your financial and other personal information; we in turn are committed to respecting your privacy and safeguarding that information. By adhering to the practices described in this brochure we affirm our continuing commitment to protecting your privacy. This Privacy Policy applies to Spears Grisanti & Brown LLC and is as of the date listed above. This Privacy Policy supercedes all previous notices or statements with respect to our information practices.

COLLECTION AND USE OF CUSTOMER INFORMATION We collect only relevant information about you and our other customers that the law allows or requires us to have in order to conduct our business and properly service your accounts. We collect financial and other personal information about you from the following sources:

     o Information you provide on applications or other forms or through oral, written or electronic communications with us

     o Information derived from your transactions with us, our affiliates or others

     o Information we receive from non-affiliates, such as your bank or broker

KEEPING INFORMATION SECURE We maintain physical, electronic and procedural safeguards to protect your financial and other non-public personal information, and we regularly assess new technology with the aim of adding additional safeguards to those we have in place, or upgrading existing safeguards and procedures, as appropriate.

LIMITING EMPLOYEE ACCESS TO INFORMATION We limit access to non-public personal information about you to those employees with a business reason to know that information. We train our employees to respect customer privacy and to recognize the importance of confidentiality. Those who violate our privacy policy are subject to disciplinary action.

ACCURACY OF INFORMATION We strive to keep our records of your information accurate and we take prompt steps to correct errors that are brought to our attention. If there are any inaccuracies in your statements, or in any other communications from us, please contact us.



                            (CONTINUED ON OTHER SIDE)

USE OF PERSONAL AND FINANCIAL INFORMATION BY US AND THIRD PARTIES We do not disclose any non-public personal information about our customers or former customers to anyone, except as permitted by law. As permitted by law, we may share non-public personal information about you with our affiliates and with other third parties who provide services for your account. The information we share may include:

     o Information you provide on applications or other forms or through oral, written or electronic communications (for example, your name, address, social security number and birth date)

     o Information derived from your transactions with us, our affiliates or others (for example, transaction amounts, account balances and account numbers)

     o Information we receive from non-affiliates (such as your bank account or brokerage account number or account balances)

The types of third parties to whom we may disclose non-public personal information about you include:

     o    Financial service providers, such as transfer agents and brokers

     o Non-financial companies such as the companies that provide us with technological and administrative support

MAINTAINING CUSTOMER PRIVACY IN BUSINESS RELATIONSHIPS We do not share non-public personal information about you with anyone who does not agree to keep your information confidential. If you believe we have shared your information inappropriately, please contact us.

PROTECTING INFORMATION ONLINE If you contact us via e-mail, we preserve the content of your e-mail, including your e-mail address, and our response so that we can more efficiently handle any follow-up questions you may have and to meet legal and regulatory requirements. It is important for you to understand that regular, non-encrypted, Internet e-mail, such as the e-mail you send to us through the "contact us" portion of our Web site, is not secure. We strongly urge you not to send confidential information, such as social security or account numbers, to us via a non-secure e-mail address. Because our e-mail back to you also would not be secure, we will not include confidential information in an e-mail response.

THIS IS OUR PRIVACY POLICY AS OF THE DATE FIRST WRITTEN ABOVE. THIS PRIVACY POLICY APPLIES TO INDIVIDUALS, AND WE RESERVE THE RIGHT TO CHANGE ANY OR ALL OF THE PRINCIPLES, ALONG WITH RELATED PROVISIONS, AT ANY TIME.

                                                                       EXHIBIT D

                           SPEARS GRISANTI & BROWN LLC
                            BUSINESS CONTINUITY PLAN

The Firm owes a duty to its clients to plan for, and to respond quickly to, an event that might impair its ability to communicate with its clients and/or to manage their assets. The events that might impair the Firm's ability to communicate with its clients range from a local interruption of telephone and/or internet communications, such as a breakdown of the telephone system in Rockefeller Center to national or even global disruptions of communications. The same range of communications disruptions could also affect the Firm's ability to manage the assets of its clients. Similarly, the Firm's ability to communicate with its clients and/or to manage their assets might be impaired if the Firm's office facilities became inaccessible or if the equipment therein became inoperable. In addition, disruptions affecting the trading markets or the processing of securities transactions could impair the Firm's ability to manage the assets of its clients. This Business Continuity Plan (the "BCP") is intended to outline the steps that the Firm should take upon the occurrence of any of such events, to provide lists of resources required to implement the Plan, and assign responsibility for the implementation of the plan.

THE BUSINESS CONTINUITY PLAN MANAGER.

The BCP Manager is Jared Leon, an equity partner of the Firm. He has the authority and responsibility to implement the BCP as necessary best to ensure that the Firm will be able to communicate with its clients and to manage their assets in the event of a significant business disruption. The BCP Manager may delegate his responsibility and authority as he deems necessary and appropriate. In his absence, the authority and responsibility for implementing the BCP will be automatically assigned to other individuals, as listed on Appendix A hereto.

ALTERNATIVE FACILITIES; DATA BACK-UP.

In anticipation of the possibility of a significant business disruption, the Firm has made arrangements with Teracom Network, Inc. ("Teracom") pursuant to which Teracom will receive our back-up tapes on a daily basis and, if necessary, download such tapes to servers maintained by it which will be accessible on a remote, but exclusive basis, by Firm personnel. In addition, the Firm has made arrangements with Finn Dixon & Herling LLP, its outside law firm, pursuant to which Finn Dixon will make office space and equipment available to the Firm's Skeleton Relocation Team in Stamford, Connecticut, in the event of a significant business disruption, as described in Appendix B. In order to ensure the availability of data necessary to manage the assets of the Firm's clients, and to respond to their inquiries, the Firm sends back-up tapes to Teracom via FEDEX at the close of business on each business day.

COMMUNICATIONS CONTINUITY PLAN

In the event of a telecommunications failure, the BCP Manager or his designee should activate the management call tree, as described in Appendix C hereto and notify the communications providers listed in Appendix D hereto. If it is anticipated that the outage may continue for more than one business day, the back-up office should be activated in accordance with Appendix E and certain critical clients of the Firm and their custodians (see Appendix F) should be informed of the activation of the back-up office. The contact information for all clients will be available at the back-up office. If communications at both the Firm's New York office and at the back-up office are disrupted, personnel of the Firm should listen to radio and television stations to assess the situation and to determine the best course of action to implement a new communication system.

SPACE AND EQUIPMENT CONTINUITY PLAN.

In the event that the Firm's offices become inaccessible or the equipment therein becomes inoperable, the BCP Manager or his designee should (a) activate the management call tree, as described in Appendix C hereto (a) notify the vendors listed in Appendix D, (c) activate the back-up office in accordance with Appendix E and (d) contact certain critical clients and their custodians (see Appendix F) to ensure that they are aware of the location of the back-up office. If the back-up office is not accessible, the BCP Manager or his designee should establish alternative back-up office facilities wherever practicable and activate the management call tree, as described in Appendix C, as well as all critical clients and their custodians (see Appendix F) of the location of the alternative back-up office facilities.

INTERRUPTIONS IN MARKETS.

In the event that market data is not available from the Firm's usual data providers, the Firm's personnel should determine if the cause is a communications failure or a data provider failure. If the unavailability of market data is attributable to a communications failure, follow the steps listed above in the Communications Continuity Plan. If the unavailability of market data is attributable to a data provider failure, contact alternate data providers, as listed in Appendix G. If market data is not available on a national or global level, direct all personnel to cease all trading activities and suspend redemption of interests in the Firm's hedge fund.

                                   APPENDIX A

                                   BCP Manager

The BCP Manager will be the first of the individuals listed who is available to serve in that capacity:

Jared Leon
185 East 85th Street
Apt 8C
New York, NY 10028
(212) 996-8611
(917) 885-3613

David Salomon
16 Sherwood Farm Lane
Greenwich, CT 06831
(203) 869-1925
(203) 550-5098

Chris Grisanti
1 East End Avenue
Apt 2B
New York, NY 10021
(212) 734-2745
(917) 653-5550

Vance Brown
65 West 13th Street
Apt 8G
New York, NY 10011
(212) 924-7471
(917) 690-7127

Barbara Evans
115 James Street
Hastings on Hudson, NY 10706
(914) 478-4486

                                   APPENDIX B

                         Office Facilities and Equipment
                       to be Provided or Made Available by
                            Finn Dixon & Herling LLP
                               One Landmark Square
                               Stamford, CT 06901
                                 (203) 325-5000

3 desks with computer and monitor and Internet access
Telephone Line
Pads and Pens

Access to:

Fax machine
Copy Machine
Laser Printer

                                   APPENDIX C

                              Management Call Tree

In the event of a significant business disruption that required activation of the Management Call Tree, the persons listed below would call the person whose name is listed immediately below their name. By way of illustration, the BCP Manager would call Chris Grisanti, Vance Brown and William Spears, and Chris Grisanti, by way of illustration, would call David Salomon, who, in turn would call Scott Parker, etc. If David Salomon were not available, Chris Grisanti would call Scott Parker.


------------------------------------- ----------------------------------- -----------------------------------------
            BCP MANAGER                          BCP MANAGER                            BCP MANAGER
------------------------------------- ----------------------------------- -----------------------------------------
------------------------------------- ----------------------------------- -----------------------------------------
Chris Grisanti                        Vance Brown                         William Spears
1 East End Avenue                     65 West 13th Street                 920 5th Avenue
Apt 2B                                Apt 8G                              Apt 9A
New York, NY 10021                    New York, NY 10011                  New York, NY 10021
(212) 734-2745                        (212) 924-7471                      (212) 535-2972
(917) 653-5550                        (917) 960-7127                      (917) 566-8824
------------------------------------- ----------------------------------- -----------------------------------------
------------------------------------- ----------------------------------- -----------------------------------------
David Salomon                         Patti Santosus                      Barbara Evans
16 Sherwood Farm Lane                 54 Leahigh Street                   115 James Street
Greenwich, CT 06831                   Williston Park, NY 11596            Hastings on Hudson, NY 10706
(203) 869-1925                        (516) 741-8664                      (914) 478-4486
(203) 550-5098                        (516) 776-0057
------------------------------------- ----------------------------------- -----------------------------------------
------------------------------------- ----------------------------------- -----------------------------------------
Scott Parker                          Kerri Ann Johnson                   Linda Dombrowski
37 Maryland Avenue                    208 East 83rd Street                Leah Rosensweig
Long Beach , NY 11561                 Apt 4W                              413 Ellis Place
(516) 608-7455                        New York, NY 10028                  Wyckoff, NJ 07481
(646) 418-3171                        (212)772-7407                       (201)848-0432
                                      (516) 509-8385                      (201) 960-2554
                                                                          (201) 314-6712
------------------------------------- ----------------------------------- -----------------------------------------
------------------------------------- ----------------------------------- -----------------------------------------
Jared Leon                            Claire Vitale                       Dot Buthorn
185 East 85th Street                  151 East 83rd Street                285 North Oakwood Road
Apt 8C                                Apt 8F                              Laurel, NY 11948
New York, NY 10028                    New York, NY 10028                  (516) 352-2643
(212) 996-8611                        (212) 734-6536                      (516) 456-5337
(917) 885-3613                        (917) 509-0327
------------------------------------- ----------------------------------- -----------------------------------------

                                   APPENDIX D

                     Communication Providers; Other Vendors

Rockefeller Group Technology Services (telephone and internet service provider)

212-282-2200

In addition,  in the event that the Firm's  offices become  inaccessible  or the
equipment  therein  becomes  inaccessible,   the  following  vendors  should  be
notified:

BRIDGE (PRIMARY MARKET DATA SOURCE)

David Ives 646-223-5935
Jen Weiss 646-223-4616
Brian Hoette 646-223-5433

ADVENT (ACCOUNTING SOFTWARE)

Jim Alfred 415-645-1707

BLOOMBERG

Matt Bannister 212-617-5535

                                   APPENDIX E

The BCP Manager would activate the back-up office with calls to the following people:

TERACOM (IT CONSULTANT)

Craig Winter      (201) 567-0002            (917) 371-8300
Ben Buckley       (917) 733-8769

         We would instruct Teracom to get the back up information up and running and allow us to gain access from our remote location. Additionally, they would be instructed to make sure our email was in working order as soon as possible.

FINN DIXON & HERLING LLP

Ann Graney (203) 325-5048
Bill Finn       (203) 325-5300

         We would explain to Finn Dixon & Herling that we will be sending over our skeleton crew and ask that they begin to make our alternate facility available.

OUR SKELETON CREW:

Jared Leon
David Salomon
Barbara Evans
Linda Dombrowski
Leah Rosensweig

         Additionally, Jared Leon, Vance Brown, Chris Grisanti William Spears and Patti Santosus have the ability to gain access to our computer systems from their homes.

                                   APPENDIX F

Client Contact Information:         Confidential

Custodian Information:     Confidential (listed by client).

                                   APPENDIX G

                           Alternative Data Providers

BLOOMBERG

Matt Bannister 212-617-5535

As a last resort, market data information is available through MSNBC (via TV Cable or Satellite Dish) or Bloomberg (via radio (1130 AM) or TV Cable or Satellite Dish).

                                                                       EXHIBIT E

                           SPEARS GRISANTI & BROWN LLC

            INITIAL PUBLIC OFFERING ALLOCATION POLICY AND PROCEDURES

         Occasionally, Spears Grisanti & Brown LLC (the "Firm") has an opportunity to purchase shares in an initial public offering for client accounts. Subject to suitability considerations, the Firm will seek to allocate the shares among all client accounts, including the investment companies whose assets are managed by the Firm (the "Funds"). When it does not receive enough shares to do so, the following criteria are taken into consideration in allocating IPO shares among suitable accounts: First, the shares will be allocated to those clients whose accounts are underinvested, generally those with more than 15% in cash. Generally, those with the most cash (often the newest accounts) will receive the first allocations. Second, those clients that have already received shares from an IPO in the last two years will not receive shares even if they are underinvested, unless all other underinvested accounts have received full allotments. There may be IPOs that are considered suitable investments for the Funds that would not be considered suitable investments for some other accounts. If and to the extent that an IPO is a suitable investment for the Funds but would not be a suitable investment for some other accounts that would otherwise be eligible to receive such IPO shares, the Funds may receive an allocation of all or a portion of such IPO shares (even if the Funds are not underinvested or have received shares from an IPO within the last two years).

                                                                       EXHIBIT F

                           SPEARS GRISANTI & BROWN LLC
                        WRITTEN POLICY ON INSIDER TRADING

         Spears Grisanti & Brown LLC (the "Firm") prohibits anyone who is associated with the Firm, including any officer or employee of the Firm (an "Associated Person") from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. This conduct is frequently referred to as "insider trading." Any questions regarding this policy should be referred to the Firm's Compliance Officer.

         The term "insider trading" is not clearly defined in federal or state securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

         While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     o    trading by an insider on the basis of material non-public information;

     o trading by a non-insider on the basis of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or,

     o    communicating material non-public information to others.

I.       WHO IS AN INSIDER?

         The term "insider" is broadly defined. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship with the company and, as a result, is given access to information that is intended to be used solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a client company it advises or for which it performs other services. If a client company expects the Firm to keep the disclosed non-public information confidential and the relationship implies such a duty, then the Firm and its Associated Persons who have knowledge of such information will be considered insiders.

II.      WHAT IS MATERIAL INFORMATION?

         Trading on insider information is not a basis for liability unless the information is material. "Material information" generally is defined as information that a reasonable investor would consider important in making their investment decisions, or information that is likely to have a substantial effect on the price of a company's securities, regardless of whether the information is related directly to the company's business. Information that Associated Persons of the Firm should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.

III.     WHAT IS NON-PUBLIC INFORMATION?

         Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

IV.      PENALTIES FOR INSIDER TRADING

         Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation. Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted; and, fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

V.       PROCEDURES TO IMPLEMENT INSIDER TRADING POLICY

         The following procedures have been established to aid the Associated Persons of the Firm in avoiding insider trading. Failure to follow these procedures may result in dismissal, regulatory sanctions and criminal penalties.

         A.       IDENTIFY INSIDER INFORMATION

                  Before trading or making investment recommendations for any account on the basis of information about a company that is not generally available to the public, each Associated Person of the Firm should ask himself or herself the following questions:

                  1. Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially effect the market price of the securities if generally disclosed?

                  2. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace, such as by being published in publications of general circulation?

         B.       REPORT TO COMPLIANCE OFFICER

                  If, after consideration of the above, the Associated Person has further questions as to whether the information is material and non-public, the following procedures shall be followed:

                  1. The Associated Person shall report the matter immediately to the Firm's Compliance Officer, who shall advise the Associated Person as to the proper course of action to take after review of the matter.

                  2. Pending receipt of the advice of the Firm's Compliance Officer, the Associated Person shall not purchase, sell or recommend securities on behalf of himself or herself or others, including accounts managed by the Firm.

                  3. The Associated Person shall not communicate the information inside or outside the Firm other than to the Firm's Compliance Officer.

         C.       PERSONAL SECURITIES TRADING

                  As described in the Firm's Code of Ethics and Professional Conduct, all employees of the Firm are required to submit a report to the Firm of every securities transaction in which they have a direct or indirect beneficial interest within thirty (30) days after the end of the calendar quarter in which the transactions were effected. This report shall include, among other things, the names of the securities, dates of the transactions, quantities, prices and broker/dealer or other entity through which the transactions were effected.

         D.       RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION

                  Information in an Associated Person's possession that he or she has identified as material and non-public may not be communicated to anyone, including persons within the Firm except as provided in paragraph B above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and kept in a secure storage space.

                                 ACKNOWLEDGMENT

By affixing my signature below, I acknowledge that I have read and understood the foregoing Code of Ethics and Professional Conduct and the Exhibits thereto, including the Written Policy on Insider Trading, and agree that I will comply in all respects with such Code of Ethics and Professional Conduct, including such policy.

---------------------------------                             ----------------
Name                                                          Date